Exhibit 5.1

December 19, 2018

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Re:	Registration of Securities by Agenus Inc.

Ladies and Gentlemen:

We have acted as counsel to Agenus Inc., a Delaware corporation (the “Company”) in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus supplement dated December 19, 2018 (the “Prospectus Supplement”) relating to the sale of up to 30,000,000 shares (the “Shares”) of the common stock of the Company, $0.01 par value (“Common Stock”). The Shares will be sold pursuant to an At Market Issuance Sales Agreement, by and between the Company and B. Riley FBR, Inc. (the “Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued out of the Company’s duly authorized Common Stock and sold in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP